                    BROADWAY APARTMENTS, LIMITED PARTNERSHIP


                              FINANCIAL STATEMENTS
                        AND INDEPENDENT AUDITOR'S REPORT

                     YEARS ENDED DECEMBER 31, 2002 AND 2001

                    BROADWAY APARTMENTS, LIMITED PARTNERSHIP
                     YEARS ENDED DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------



                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

Independent Auditor's Report                                                   1

Financial Statements:

     Balance Sheet                                                             2

     Statement of Operations                                                   3

     Statement of Partners' Capital                                            4

     Statement of Cash Flows                                                   5

Notes to the Financial Statements                                            6-8

Supplemental Material

                         SUAREZ ACCOUNTANCY CORPORATION
                         ------------------------------
                        150 W. SEVENTH STREET, SUITE 100
                               SAN PEDRO, CA 90721
                                      ---               RICHARD SUAREZ, JR., CPA

                             TELEPHONE (310)832-7887
                               FAX (310) 832-0563



                          Independent Auditor's Report
                          ----------------------------



To the Partners
Broadway Apartments, Limited Partnership
Irvine, California



I have audited the accompanying balance sheet of Broadway Apartments, Limited Partnership as of December 31, 2002 and 2001, and the related statements of operations, changes in partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Broadway Apartments, Limited Partnership at December 31, 2002 and 2001 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

My audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in my opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



/s/ Suarez Accountancy Corporation
----------------------------------

April 17, 2003

                    BROADWAY APARTMENTS, LIMITED PARTNERSHIP
                                  BALANCE SHEET
                           DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------


                                     ASSETS
                                     ------

                                                      2002              2001
                                                   -----------      -----------
INVESTMENT IN REAL ESTATE:
--------------------------
     Land                                          $    69,455      $    69,455
     Building and improvements                       3,172,195        3,172,195
     Furniture and equipment                           185,736          185,736
     Less: accumulated depreciation                   (729,611)        (585,588)
                                                   -----------      -----------
        Net investment in real estate                2,697,775        2,841,798

OTHER ASSETS:
-------------
     Cash and equivalents                                9,032           (4,746)
     Tenant security deposits                            1,974            1,868
     Tenant accounts receivable                          8,347           20,946
     Replacement reserve                                99,596           96,313
     Capitalized costs                                  10,466           10,885
                                                   -----------      -----------
        Total other assets                             129,415          125,266
                                                   -----------      -----------
        Total assets                               $ 2,827,190      $ 2,967,064
                                                   ===========      ===========



                        LIABILITIES AND PARTNERS' EQUITY
                        --------------------------------


LIABILITIES:
------------
     Notes payable                                 $ 1,357,504      $ 1,371,408
     Accounts payable - trade                           48,000           41,719
     Prepaid rents                                       1,377               --
     Accrued interest payable                           22,056           14,811
     Accrued real estate tax expense                    27,647           12,330
     Other accrued expenses                             17,234            5,600
     Due to General Partner                            374,569          333,527
     Security deposits                                   5,750            7,423
                                                   -----------      -----------
        Total liabilities                            1,854,137        1,786,818

PARTNERS' EQUITY:
-----------------
     Partners' equity                                  973,053        1,180,246
                                                   -----------      -----------

        Total liabilities and partners' equity     $ 2,827,190      $ 2,967,064
                                                   ===========      ===========


                 See accompanying notes to financial statements.
                                        2

                    BROADWAY APARTMENTS, LIMITED PARTNERSHIP
                             STATEMENT OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------


                                                    2002         2001
                                                  ---------    ---------
INCOME:
-------
    Gross potential tenant rent                   $ 218,138    $ 306,716
                                                  ---------    ---------
         Total rental income                        218,138      306,716

    Laundry and vending income                        1,158        2,013
    Miscellaneous tenant charges                      1,462        4,385
    Other income                                     13,769        4,717
    Interest income                                   1,456        6,547
                                                  ---------    ---------
       Total income                                 235,983      324,378

OPERATING EXPENSES:
-------------------
    Administrative expenses                          37,103       47,774
    Utilities                                        27,213       42,672
    Operating and maintenance                        59,613       58,416
    Marketing and leasing                            13,258       14,169
    Taxes and insurance                              31,656       50,333
                                                  ---------    ---------
       Total operating expenses                     168,843      213,364
                                                  ---------    ---------
NET OPERATING INCOME (LOSS) BEFORE
----------------------------------
    PARTNERSHIP AND FINANCIAL EXPENSES               67,140      111,014
--------------------------------------

PARTNERSHIP AND FINANCIAL EXPENSES:
-----------------------------------
    Partnership management fee                        5,552        5,795
    Other partnership expense                         2,730        2,340
    Interest - notes payable                        121,610      131,949
                                                  ---------    ---------
       Total partnership and financial expenses     129,892      140,084
                                                  ---------    ---------

NET INCOME (LOSS) BEFORE DEPRECIATION
-------------------------------------
    AND AMORTIZATION                                (62,752)     (29,070)
    ----------------

DEPRECIATION                                        144,022      144,022
------------

AMORTIZATION                                            419          419
------------                                      ---------    ---------

NET INCOME (LOSS)                                 $(207,193)   $(173,511)
----------------                                  =========    =========


                 See accompanying notes to financial statements.
                                        3


                            BROADWAY APARTMENTS, LIMITED PARTNERSHIP
                                 STATEMENT OF PARTNERS' CAPITAL
                             YEARS ENDED DECEMBER 31, 2002 AND 2001
----------------------------------------------------------------------------------------------


                                                        Special
                                        General         Limited        Limited
                                        Partner         Partner        Partner         Total
                                       -----------    -----------    -----------    -----------
Partners' capital, January 1, 2001     $    (6,528)   $      (136)   $ 1,360,421    $ 1,353,757

Capital contributions                           --             --             --             --

Net income (loss)                           (1,735)           (17)      (171,759)      (173,511)
                                       -----------    -----------    -----------    -----------

Partners' capital, December 31, 2001        (8,263)          (153)     1,188,662      1,180,246
                                       -----------    -----------    -----------    -----------

Capital contributions                           --             --             --             --

Net income (loss)                           (2,072)           (21)      (205,100)      (207,193)
                                       -----------    -----------    -----------    -----------

Partners' capital, December 31, 2002   $   (10,335)   $      (174)   $   983,562    $   973,053
                                       ===========    ===========    ===========    ===========


                         See accompanying notes to financial statements.


                        BROADWAY APARTMENTS, LIMITED PARTNERSHIP
                                STATEMENT OF CASH FLOWS
                         YEARS ENDED DECEMBER 31, 2002 AND 2001
---------------------------------------------------------------------------------------

                                                                 2002           2001
                                                               ---------    ---------
CASH FLOW FROM OPERATING ACTIVITIES:
------------------------------------
  Net income (loss)                                            $(207,193)   $(173,511)
  Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
     Depreciation                                                144,022      144,022
     Amortization                                                    419          419
  Decrease (increase) in operating assets:
     Tenant security deposits                                       (106)        (169)
     Tenant accounts receivable                                   12,599      (16,625)
     Prepaid expenses                                                 --       (2,111
  Increase (decrease) in operating liabilities:
     Accounts payable - trade                                      6,282        4,894
     Prepaid rents                                                 1,377           --
     Accrued interest payable                                      7,245        4,988
     Accrued real estate tax expense                              15,317       (5,117)
     Other accrued expenses                                       11,634       (2,093)
     Due to General Partner                                       41,042       47,829
     Security deposits                                            (1,673)       1,923
                                                               ---------    ---------
         Net cash provided by (used in) operating activities      30,965        8,671

CASH FLOW FROM INVESTING ACTIVITIES:
------------------------------------
     (Deposits) withdrawals to/from replacement reserve           (3,283)      (8,587)
                                                               ---------    ---------
         Net cash provided by (used in) investing activities      (3,283)      (8,587)

CASH FLOW FROM FINANCING ACTIVITIES:
------------------------------------
     Payments on notes payable                                   (13,904)      (3,524)
                                                               ---------    ---------
         Net cash provided by (used in) financing activities     (13,904)      (3,524)
                                                               ---------    ---------
NET INCREASE (DECREASE) IN CASH                                   13,778       (3,440)
CASH, beginning of the year                                       (4,746)      (1,306)
                                                               ---------    ---------
CASH, end of the year                                          $   9,032    $  (4,746)
                                                               =========    =========


                    See accompanying notes to financial statements.

                    BROADWAY APARTMENTS, LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF PROJECT'S ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

A summary of the Project's organization and significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

Organization
------------

Broadway Apartments, Limited Partnership (the "Partnership") is a New Mexico Limited Partnership that was formed on November 30, 1995, and subsequently amended to admit the limited partner on April 10, 1997. The general partner is Trianon - Broadway, LLC, a New Mexico Limited Liability Corporation. The limited partner is WNC Housing Tax Credit Fund, V, L.P., Series 3, a California Limited Partnership.

The Partnership is involved in the development and construction of Broadway Apartments, a residential property consisting of 78 units in 7 buildings of affordable residential housing in Hobbs, New Mexico. Certificates of occupancy were issued for 38 units in 5 buildings on December 17, and 40 units in 4 buildings on December 31, 1997.

The Partnership agreement has various provisions that determine, among other things, allocations of profits, losses and distributions to partners, the ability to sell or refinance the project, loans and guarantees, the rights and duties of the general partner and other partnership matters.

The general and limited partners percentage of ownership interest in profits and losses is 1 percent and 99 percent.

Significant Accounting Policies
-------------------------------

a.       Accounting Basis
         ----------------
         The financial statements are prepared on the accrual basis. No income tax provision has been included in the financial statements, since each partner reports his distributive share of the Partnership's profit or loss in his respective income tax return. The Partnership is eligible to receive low-income tax credits as provided by Section 42 of the Internal Revenue Code.

b.       Property
         --------
         Property is stated at cost. Depreciation expense is provided primarily using the straight-line method over the following estimated useful lives.

                Description                                   Life
                -----------                                   ----
                Residential building                          40 years
                Personal property                              7 years

         Depreciation expense for the year amounted to $144,022.

                    BROADWAY APARTMENTS, LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001
                                   (Continued)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF PROJECT'S ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)


c.       Intangible Assets
         -----------------
         Intangible assets consist of permanent loan costs. The permanent loan fees are amortized over the 30-year life of the mortgage.

         Amortization expense for the year totaled $419.

d.       Supplemental Cash Flow Information
         ----------------------------------
         The Project considers all highly liquid debt instruments that were purchased with an initial maturity of three months or less to be cash.

e.       Use of Estimates
         ----------------
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

f.       Concentration of credit risk
         ----------------------------
         The Partnership deposits its cash in accounts at financial institutions. At times, deposits may exceed federally insured limits The Partnership has not experienced any losses in such accounts.

NOTE 2 - RELATED PARTY TRANSACTIONS

Developer fee
-------------
The general partner is entitled to receive a developer fee of $439,652. The Partnership recognizes the developer fee during the period of construction through the date the property receives its certificate of completion. At December 31, 2002 and 2001, the accrued but unpaid developer fee is $236,699 and $231,552.

The general partner received no fees in 2002 and $3,205 as a developer fee in 2001.

Due to related parties
----------------------
The project has uncollateralized loans payable to various related companies of the general partner, totaling $146,254. The loans were used for operating deficits and pay no interest.

Management fees
---------------
The management of the property is conducted by a management company related by common ownership to the general partner. Management fee expense was $11,045 and $15,905 for 2002 and 2001.

Accrued liabilities - asset management fee
------------------------------------------
$5,000 payable to the limited Partner for asset management fees. The fee is payable annually in the amount of $5,000 from available cash flow.

                    BROADWAY APARTMENTS, LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001
                                   (Concluded)
--------------------------------------------------------------------------------


NOTE 3 - LONG TERM DEBT

Mortgage note payable, collateralized by first
deed of trust, requiring monthly payments of
$10,579 including interest at 9.52% per annum,
maturing October 2013.                                            $  1,219,333

Note payable to the New Mexico Mortgage Finance
Authority was modified on May 2, 2001 to
provide that no principal or interest payments
will be due until February 27, 2037. The
interest will accrue on the principal at a rate
of 5.30%. Accrued interest on this note was
$12,386 at December 31, 2002. Collateralized by
a second deed of trust.                                                138,171
                                                                  ------------
                                                                  $  1,357,504
                                                                  ============

The following table summarizes the aggregate maturities of long-term debt:

                               Year Ended
                               December 31,                         Amount
                           ------------------                    -----------
                                 2003                           $    11,393
                                 2004                                12,527
                                 2005                                13,773
                                 2006                                15,143
                                 2007                                16,649
                              thereafter                          1,288,020
                                                                -----------
                      Total long-term debt due                    1,357,504
                         Less current portion                       (11,393)
                                                                -----------
                                                                $ 1,346,111
                                                                ===========

NOTE 4 - IMPAIRMENT OF ASSETS

The Partnership reviews its investments in real estate for impairment whenever events or changes in circumstances indicate that the carrying value of such property may not be recoverable. Recoverability is measured by a comparison of the carrying amount of the real estate to the future net undiscounted cash flow expected to be generated by the rental property including the low income housing tax credits and any estimated proceeds from the eventual disposition of the real estate. If the real estate is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of real estate exceeds the fair value of such property. There were no impairment losses recognized in 2002 or 2001.

                              SUPPLEMENTAL MATERIAL

                    BROADWAY APARTMENTS, LIMITED PARTNERSHIP
                    SCHEDULES OF PROJECTS OPERATING EXPENSES
                     YEARS ENDED DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------


                                                                      SCHEDULE I

                                                               2002        2001
                                                             -------     -------
ADMINISTRATIVE EXPENSES
-----------------------
    Office expense                                           $ 8,456     $ 3,504
    Property management fees                                  11,045      15,905
    Managers salaries                                         11,123      11,345
    Assistant managers salaries                                1,657          --
    Professional fees - Accounting                             1,523       6,718
    Professional fees - other                                    388         316
    Telephone expense                                          2,911       4,486
                                                             -------     -------
       Total administrative expenses                         $37,103     $47,774
                                                             =======     =======
UTILITIES EXPENSES
------------------
    Electricity                                              $ 6,650     $12,710
    Water and sewer                                           11,148       9,565
    Gas                                                        9,415      20,397
                                                             -------     -------
       Total utilities expenses                              $27,213     $42,672
                                                             =======     =======
OPERATING AND MAINTENANCE EXPENSES
----------------------------------
    Janitor salaries                                         $14,730     $ 9,611
    Janitorial supplies                                        2,666       6,234
    Landscape                                                    118       3,572
    Exterminating                                                 --       1,238
    Trash removal                                              5,047         421
    Pool expense                                                  --       2,097
    Maintenance salaries                                       7,669      11,743
    Maintenance supplies and materials                         5,511       4,176
    Repairs                                                   17,325      12,353
    Decorating and painting                                    6,547       6,971
                                                             -------     -------
       Total operating and maintenance expenses              $59,613     $58,416
                                                             =======     =======

                    BROADWAY APARTMENTS, LIMITED PARTNERSHIP
                    SCHEDULES OF PROJECTS OPERATING EXPENSES
                     YEARS ENDED DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------


                                                                      SCHEDULE I

                                                             2002          2001
                                                            -------      -------
MARKETING AND LEASING EXPENSES
------------------------------
  Advertising and lease-up expenses                         $ 2,173     $  3,912
  Leasing agents commission                                  10,102        7,601
  Travel expenses                                               983        2,066
  Screening fees                                                 --          590
                                                            -------      -------
         Total marketing and leasing expenses               $13,258      $14,169
                                                            =======      =======
TAX AND INSURANCE EXPENSES
--------------------------
  Payroll taxes                                             $ 5,562      $ 4,902
  Real estate taxes                                          13,318       27,822
  Property and liability insurance                            8,565       13,783
  Health insurance                                            2,211        3,826
                                                            -------      -------
          Total tax and insurance expenses                  $31,656      $50,333
                                                            =======      =======





                             See auditor's report.